ST-11-301

ST11301-03

MORCON
CONSTRUCTION CO., INC.

Standard Subcontract

THIS SUBCONTRACT, Made **6/17/2011** by and between **Morcon Construction Co., Inc, 5905 Golden Valley Road, Golden Valley, Minnesota 55422**, hereinafter called the Contractor and **BUNDLED BUILDING SOLUTIONS, 8776 EAST SHEA BOULEVARD, SCOTTSDALE AZ, 85260** hereinafter called the Subcontractor.

WHEREAS, The Contractor has heretofore entered into a contract dated **6/13/2011** with

CHILDRENS LEARNING ADVENTURE

hereinafter called the Owner, to perform certain labor and furnish certain material at **CHDRN LRNG ADV. - PEARLAND TX 10001 W. BROADWAY, PEARLAND TX, 77581** hereinafter called the Project, pursuant to plans, drawings and specifications prepared by

CASCO 10877 Watson Road, St. Louis, MO, 63127

Architect or Engineer which contract consisting of the contract, the plans, drawings and specifications, the general conditions, the special conditions, the bond, if any, and any addenda or amendments Nos.,(1,2,3,4), and the _X_ invitation to bidders, _X_ the instruction to bidders, are hereinafter collectively referred to as the General Contract; and

WHEREAS, The Contractor has made available to the Subcontractor all of the above documents, and the Subcontractor shall be responsible for obtaining copies pertinent to its work; and

WHEREAS, The above have been carefully examined by the Subcontractor; NOW THEREFORE THE SUBCONTRACTOR AGREES AS FOLLOWS:

THE SUBCONTRACTOR AGREES AS FOLLOWS:

1. To furnish all labor, material, skill, and equipment necessary or required and to perform all the work necessary for:

All Division 1 requirements as pertain to your scope of work.
06.10.00 - ROUGH CARPENTRY, STRUCTURAL INSULATED PANELS, INTERIOR WOOD FRAMED WALLS

Alternates: **NONE**

Inclusions: **I-9 form submission, all rough carpentry materials, labor, equipment, insurance, in accordance with BBS proposal dated 4-6-11. Cornice framing, bump outs, interior framed walls, ~~anchor bolts~~ as required to fasten your panels.**

Exclusions: **Wall framing and sheathing at the rotunda.**

Comments: **PER PLANS AND SPECS DATED 2-22-11 AND ADDENDA**

2. To pay for all materials, skills, labor and equipment used in or in connection with the performance of this Subcontract, when and as bills or claims therefore become due, and to save and protect the Project, the Owner,

and the Contractor from all claims and mechanics' liens on account thereof, and to furnish satisfactory evidence to the Contractor when and if requested, that it has complied with the above requirements. This provision shall not be construed as a waiver of the right of the Subcontractor to file and enforce a lien claim against the Owner in the event of the Contractor's failure to pay the Subcontractor.

3. To begin the work of this Subcontract as soon as the Project is ready for such work or, within 3 calendar days after being notified in writing by the Contractor. To complete the work of this Subcontract as required by job progress or within the following time limits: **12/28/2011**.

4. To proceed with the work in any orderly and reasonable sequence directed by the Contractor. To abide by the Contractor's decision as to the allotment of all storage and working space on the Project.

5. That no extension of time of performance of this Subcontract shall be recognized by the Contractor without the written consent of the Contractor. If, however, Subcontractor is delayed in the performance or completion of the Subcontract work for reasons beyond its control, then with timely notice the time of the performance or completion of said work shall be extended accordingly, provided the cause of the delay is of a type set forth in the General Contract which justifies an extension of time for completion of the General Contract.

6. To save harmless the Contractor and all other subcontractors from any and all losses or damage occasioned by the failure of the Subcontractor to carry out the provisions of this Subcontract, unless such failure results from causes beyond the control of the Subcontractor. Loss or damage shall include, without limiting the generality of the foregoing, legal fees and disbursements paid or incurred by the contractor as part of the loss or damage or to enforce the provisions of this paragraph unless such failure results from causes beyond the control of the Subcontractor.

7.1. To obtain, maintain and pay for such insurance as may be required by the General Contract or by law, to include without limitation, workers compensation, commercial general liability insurance, comprehensive automobile liability insurance, and if specified below, builder's risk insurance, protecting the Subcontractor against claims for bodily injury or death or for damage to property occurring upon, in or about the Project arising out of the Subcontractor's work, with limits in amounts at least equal to those specified below or, if none is specified below, those specified in the General Contract:

TYPE OF INSURANCE/LIMITS OF LIABILITY

a. Commerical General Liability: to include, without limitation, comprehensive form; premises-operations; underground, explosion & collapse hazard; products-completed operations; contractural; independent contractors; broad form property damage; and personal injury.

	Each Occurrence	Aggregate
Bodily Injury & Property Damage combined	$1,000,000.00	$2,000,000.00
Personal Injury	xxxxxxxxxxxxxx	$2,000,000.00

b. Automobile Liability: to include all owned autos (private passenger & other than private passenger), hired & nonowned auto.

	Each Occurrence	Aggregate
Bodily Injury & Property Damage combined	$1,000,000.00	xxxxxxxxx

c. Excess Liability

	Each Occurrence	Aggregate
Bodily Injury & Property Damage combined	~~$5,000,000.00~~ 2,000,000	~~$5,000,000.00~~ 2,000,000

d. Workers' Compensation: to include coverage A-stutory (which may be satisfied by self-insurance program meeting the requirements of State law).

$500,000.00	Each Accident
$500,000.00	Disease-Policy Limit

$500,000.00 Disease-Each Employee

e. Builder's Risk: per the general and special conditions, to be provided by (check one):
(X) Owner (__) Contractor (__) Subcontractor. If Builder's Risk coverage is provided by the General Contractor, Subcontractor shall be named as an additional insured under said policy.

f. Other: none

Said insurance to be issued by a financially responsible company or companies which has an A. M. Best Rating of A- or better, and contractor may waive this requirement in case a Subcontractor is self-insured. Before beginning any work under this subcontract, subcontractor will provide insurance certificates showing compliance with these insurance requirements and indicating the coverage and limits cannot be materially changed or cancelled without at least thirty (30) days prior written notice to the contractor.

7.2. The Subcontractor agrees to assume entire responsibility and liability, to the fullest extent permitted by law, for all damages or injury to all persons, whether employees or otherwise, and to all property, arising out of it, resulting from or in any manner connected with, the execution of the work provided for in this Subcontract or occurring or resulting from the use by the Subcontractor, its agents or employees, of materials, equipment, instrumentalities or other property, whether the same be owned by the Contractor, the Subcontractor or third parties. Further the Subcontractor, to the fullest extent permitted by law, agrees to indemnify and save harmless the Contractor, its agents and employees from all such claims including, without limiting the generality of the foregoing, claims for which the Contractor may be or may be claimed to be, liable and legal fees and disbursements paid or incurred to enforce the provisions of this paragraph. The Subcontractor further agrees to obtain, maintain and pay for such Commercial General Liability insurance coverage and endorsements as will insure the provisions of this paragraph.

8. To accept responsibility for all damage caused by the Subcontractor, to clean all surfaces soiled by the Subcontractor, and to protect the work performed by the Subcontractor, it being understood that the standards of protection shall not be less than those specified in the General Contract or required by law, and to be responsible for any defective or improper work or material caused by its failure to do so. If any dispute arises between the Subcontractor and another subcontractor as to which is responsible for any item of damage, the dispute shall be submitted to the Contractor for design and its determination as to responsibility.

9. The Subcontractor and its subcontractors shall take all safety precautions with respect to its work, shall comply with al safety measures required by the General Contract and with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority for the safety of persons or property.

10. Not to assign or sub-let this Subcontract or any part thereof, and not to assign any money due or to become due hereunder, without first obtaining the written consent of the Contractor.

11. To be bound to the Contractor by the terms of the General Contract, to conform to and comply with the provisions of the General Contract, and to assume toward the Contractor all the obligations and responsibilities that the Contractor assumes in and by the General Contract toward the Owner, insofar as they are applicable to this Subcontract. Where any provision of the General Contract between the Owner and the Contractor is inconsistent with any provision of this Subcontract, this Subcontract shall govern.

12. To employ no person whose employment on or in connection with this Subcontract may be objectionable to the Contractor and to remove any such person when objected to by the Contractor; all upon reasonable grounds.

13.1. That the Contractor or its authorized representative shall have the right to order in writing changes to this Subcontract as made to the General Contract by the Architect and/or Owner; that fair adjustments shall be made in the Subcontract price for such a change; and that no change shall be allowed, or made by the Subcontractor, or paid for by the Contractor unless and until authorized by the Contractor or its authorized representative in writing before the change has begun.

13.2. To give written notice to the Contractor of all claims for extras, for extensions of time and for damage

for delays or otherwise in accordance with the General Contract, allowing the Contractor to give timely notice to the Owner. Timely notice shall mean three (3) working days prior to the expiration of the relevant notice period in the General Contract.

14. To obtain and furnish to the Contractor and maintain in effect during the life of this Subcontract, if requested so to do in the space provided below, a surety bond in form and with sureties acceptable to the Contractor, in an amount equal to the Subcontract price, conditioned upon and covering the faithful performance of and compliance with all terms, provisions and conditions of this Subcontract, the premium therefore to be paid by N/A. Bond requested ( ) (Check only if Bond is requested). Unless the General Contract requires it, nothing herein shall give the Contractor the right to designate that the Bond be executed by a specific surety or procured from a specific agent.

15. To guarantee the Subcontract to the same extent that the Contractor is obligated to guarantee its work under the General Contract, but in any event to guarantee its work against all defects in material or workmanship for a period of one (1) year from the date of acceptance of the Project, or a portion or the Subcontractor's work, by the Owner.

16.That in case the Subcontractor shall fail when and if required by the Contractor, to correct, replace and/or re-execute faulty or defective work done and/or materials furnished under this Subcontract, or repeatedly and persistently to complete or proceed with this Subcontract within the schedule agreed to by the parties or the time herein provided for, or make payment when due to subcontractors or suppliers for labor or materials in accordance with the respective agreements between the Subcontractor and its subcontractors and suppliers or to comply with any substantial term of this Subcontract, then the Contractor may give the Subcontractor a written notice to cure the Subcontractor's default. If the Subcontractor fails within three (3) working days after receipt of the notice of default to commence and continue satisfactory correction of such default with diligence and promptness, then the Subcontractor shall be in default of this Subcontract and the Contractor upon an additional three (3) calendar days notice in writing to the Subcontractor shall have the right to terminate this Subcontract and finish the Subcontractor's work, replace and/or re-execute such faulty or defective work, or materials, either through its own employees or through a contractor or subcontractor of its choice, and the charge the cost thereof to the Subcontractor, together with any liquidated or actual damages caused by a delay in the performance of this Subcontract.

17. That in case of default on the part of the Subcontractor under the terms of this Subcontract, the material, supplies, tools and construction equipment of the Subcontractor shall be left on the job for the use of the Contractor in completing the work covered by this Subcontract.

18. To comply with all Federal and State Laws, codes, and regulations and all municipal ordinances and regulations effective where the work under this Subcontract is to be performed, and to pay all costs and expenses connected with such compliance, to pay all fees and taxes, including sales and use taxes, and also pay all taxes imposed by any State or Federal law for any employment insurance, pensions, old age retirement funds or any similar purpose and to furnish all necessary reports and information to the appropriate federal, state and municipal agencies, with respect to all of the foregoing the same as though the Subcontractor was in fact the Contractor, and to hold the Contractor, each other subcontractor and the Owner harmless from any and all losses or damage occasioned by the failure of the Subcontractor to comply with the terms of this paragraph.

19. To pay all royalties and license fees; to defend all suits or claims for infringement of any patent right involved in the work of the Subcontractor under this Subcontract; and to save the Contractor and other subcontractors harmless from loss, cost, or expense on account of such use infringement by the Subcontractor.

20. If any part of the Subcontractor's work depends for proper execution or results upon the work of the Contractor, any other subcontractor or any other separate contractor on the Project, the Subcontractor shall inspect and promptly report to the Contractor any apparent discrepancies or defects in such work that renders it unsuitable for such proper execution and results. Failure of the Subcontractor to so inspect and report shall constitute an acceptance of the work of the Contractor, other subcontractors or other separate contractors as fit and proper to receive its work.

21. The clean up and removal of all debris left of jobsite due to the completion of this Subcontract is the

responsibility of the Subcontractor, and will be completed within three (3) working days of written notification by the Contractor, after which the clean up will be done by the Contractor, with the cost of the clean up charged to the Subcontractor.

THE CONTRACTOR AGREES AS FOLLOWS:

A. To employ, and does hereby employ the Subcontractor to do the work described in paragraph 1 hereof, subject to the provisions of this Subcontract.

B. To pay the Subcontractor for the full and prompt performance of this Subcontract, subject to the terms and conditions hereof, the sum of: and terms as the attached PO # 1182 REV 4 PM

FIVE HUNDRED SEVENTY THOUSAND NINE HUNDRED SEVENTY AND XX / 10 $ 570,970.00

C.1. To include in the Contractor's monthly estimate to the Owner, the value of all work, labor and materials of the Subcontractor properly incorporated into the Project, in accordance with the provisions of this Subcontract for which estimates have been furnished by the Subcontractor and approved by the Contractor. Upon learning that the amount certified due for the Subcontractor is different from the amount requested by the Subcontractor, the Contractor shall immediately so advise the Subcontractor and furnish such information as the Contractor may have the difference, and so long as the Subcontractor is not in default hereunder, to pay the Subcontractor, within seven (7) calendar days upon receipt thereof from the Owner, the amount received by the Contractor on account of the Subcontractor's work to the extent of the Subcontractor's interest therein, but to pay the Subcontractor within sixty (60) calendar days of submittal of certified monthly estimate to the Contractor, to the extent certified by the Architect for payment.

C.2. That if allowed by the General Contract, payment shall be made on account of inventory, materials, or equipment not incorporated in the Project but delivered and suitably stored at the site or at some other location agreed upon in writing; such payments to be made in accordance with the terms and conditions of the General Contract.

D. Final payment of the balance due of the Subcontract Price shall be made to the Subcontractor within seven (7) calendar days after receipt by the Contractor of final payment from the Owner for such Subcontract work. If final payment from the Owner for such Subcontract work is not received by the Contractor, through no fault of the Subcontractor, the Contractor will make payment to the Subcontractor within a reasonable time, but not to exceed sixty (60) calendar days after Architect's certification of final payment of Subcontractor's work.

E. If alternative dispute resolution, including, without limitation, arbitration or mediation, is provided for the General Contract, any dispute arising between the Contractor and the Subcontractor under this Subcontract, including the breach thereof, shall be settled by such alternative dispute resolution procedure in the manner provided for in the General Contract.

F. If notification of any claims have been made against the Subcontractor or the Contractor arising out of labor or materials furnished the Project, or otherwise on account of any actions or failures to act by the Subcontractor in the performance of this Subcontract, the Contractor may, at its discretion, withhold from such amounts otherwise due or to become due hereunder a sum adequate to cover said claims and any costs or expenses arising or to arise in connection therewith, but not to exceed one hundred fifty (150) percent of the sum of the claims, costs or expenses, pending legal settlement thereof. This right of the Contractor shall not be exclusive of any other rights of the Contractor herein or by law provided.

G. The failure of the Contractor to make payments as and when herein provided shall, in addition to all other rights, entitle the Subcontractor to suspend all work and shipments during the continuance of such default on the part of the Contractor, and shall further entitle the Subcontractor to an extension of time for the performance of the work covered by this Subcontract.

H. Except in an emergency or to enforce safety requirements, not to issue or gave any instructions, orders or directions to any employee or worker of the Subcontractor, other that the people the Subcontractor has designated as having supervisory responsibility for the Subcontract work. However, neither this authority of

agents or employees, or other persons performing portions of the Subcontractor's work.

I. To give written notice to the Subcontractor of all known claims within a reasonable period, but not more than thirty (30) calendar days, after knowledge of the claim.

J. This Subcontract, together with riders 'Exhibit A' and 'Exhibit B' (attached hereto or enclosed herewith) and made a part hereof, constitutes the entire understanding of the parties and supersedes any prior quotations, proposals, or agreements.

IN WITNESS WHEREOF, the Contractor and the Subcontractor have executed this Subcontract the day and year first written above.

BUNDLED BUILDING SOLUTIONS	**Morcon Construction, Inc.**
By: [signature]	By: [signature]
Print Name: Paul Kalkbrenner	Print Name: **Randy Conrad**
Title: CEO	Title: Project Manager
Date: 6/29/11	Date: 7-8-11
Federal Tax # 26-3280087	Federal Tax # 41-1427933
State Tax # F-1602573-0	State Tax # 4452522

EXHIBIT A

Children's Learning Adventure, Pearland, TX ST-11-301

STANDARD RIDER FOR SUBCONTRACT

In the event of any inconsistencies between the provisions of this Standard Rider and any other provision of the Subcontract or the General Contract, the provisions of this Rider shall prevail. The work required by the Subcontract shall be referred to as the "Work."

GENERAL CONTRACT: The Subcontractor agrees that any contracts with its subcontractors and suppliers shall incorporate applicable terms of the General Contract and Subcontract and bind its subcontractors and suppliers to the Subcontractor in the same manner as Subcontractor is bound to Contractor. Subcontractor hereby acknowledges receipt of a copy of the General Contract and agrees to make a copy of the General Contract available to all its subcontractors and suppliers. Subcontractor's start of performance of its Work under this Subcontract shall be deemed execution of this Subcontract by Subcontractor.

SHOP DRAWINGS, SAMPLES, AND SUBMITTALS: The Subcontractor shall submit to Contractor's home office one (1) sepia, three (3) prints of all shop drawings, and at least ten (10) copies of catalog cuts, equipment brochures or similar items. The specified number of all required samples shall be delivered to the job site and a copy of the transmittal letter shall be sent to Contractor's home office.

SUBLETTING: The Subcontractor shall submit to the Contractor the name of all subcontractors and suppliers it desires to employ to perform any part of the Work under the Subcontract at the earliest possible date and shall not contract with any subcontractor or supplier without Contractor's written consent.

SCHEDULE OF VALUES AND SCHEDULING INFORMATION:

1. Before the Subcontractor's first request for payment, a schedule of values must be submitted, broken down according to individual specification sections and itemizing the various portions of the Work in both material and labor categories. This schedule shall be supported by such data as is required by the Contractor to substantiate its accuracy. Contractor may reformulate any unbalanced schedule of values. The schedule of values shall be used only as a basis for approving the Subcontractor's invoices and does not necessarily reflect the value of portions of the Work.

2. Before starting its Work, the Subcontractor shall furnish, and thereafter update monthly, all schedule information in sufficient detail to allow Contractor to prepare and update a comprehensive project schedule. With regard to Paragraph 16 of the Subcontract, the Subcontractor agrees that the project schedule will be created, controlled and modified from time to time solely by the Contractor, and that the Contractor's project schedule will be the "schedule agreed to by the parties" referenced in Paragraph 16.

CLEAN-UP, PUNCHLIST WORK AND BACKCHARGES:

1. All debris and rubbish caused by the Subcontractor must be cleaned up and disposed of by the Subcontractor by the end of each and every week for the entire duration of the Project unless Contractor directs Subcontractor to clean up and dispose of its debris and rubbish on some other basis, in which case Subcontractor shall comply with the direction of Contractor.

CLEAN-UP, PUNCHLIST WORK AND BACKCHARGES, continued:

2. The roofing Subcontractor shall be responsible for snow and ice removal from the roof beginning three (3) days after being notified that the deck is ready for the application of roofing and materials and at all times thereafter.

3. Any of the Subcontractor's Work listed in any "punchlist" or final job inspection issued by the Architect/Engineer, Owner, or Contractor shall be considered as faulty or defective work and shall be subject to the terms of Paragraph 16 of this Subcontract.

4. Subcontractor assumes all responsibility for the disposal of waste generated by Subcontractor at the Site. If Contractor permits Subcontractor to use dumpsters at the Site for the disposal of Subcontractor's waste, Subcontractor shall not place in the dumpster any waste which is deemed hazardous under any applicable federal, state or local environmental law, rule, regulation or administrative interpretation. Subcontractor agrees to indemnify, defend, and hold harmless Contractor for, from and against any claim, loss, damage, fine or expense, including reasonable attorney's fees, arising out of or relating to the failure of Subcontractor to perform in accordance with this paragraph.

5. The Subcontractor shall pay reasonable backcharges based on the actual cost-plus-fifteen percent (15%) for Contractor's supervision and overhead for any Work, equipment, safety measures, clean-up, cutting, patching, or repairs made necessary by the Subcontractor's breach of contract.

6. The Contractor may give the Subcontractor advance notice of the intended backcharge, but commensurate with the urgency, nature, and scope of the backcharge, such advance notice shall not be a prerequisite for making such backcharges against the Subcontractor.

HOISTING: If available, hoisting will be at the discretion of the Contractor's superintendent and at times which will not interfere with the Contractor's operations. The following rates apply:

Tower Crane	$ 50.00	Per 1/4 Hour	Regular Time
Tower Crane	$ 60.00	Per 1/4 Hour	Overtime
Tower Crane	$ 100.00	Per Hour	Regular Time
Material Hoist	$ 75.00	Per Hour	Regular Time
Material Hoist	$ 85.00	Per Hour	Overtime
Elevator	$ 50.00	Per Hour	Regular Time
Elevator	$ 75.00	Per Hour	Overtime
Forklift	$ 65.00	Per Hour (with a $35.00 minimum)	Regular Time

SAFETY:

1. The Subcontractor shall carry on its Work in a safe manner, comply with all safety measures or standards initiated or issued by Contractor or required by the General Contract, and comply with all applicable laws, codes, ordinances, rules, regulations and lawful orders of any public authority for the safety of person or property. The Subcontractor shall be solely responsible for the protection and safety of its employees, for the final selection of all safety methods and means, for preparing and maintaining required safety reports and records, for daily inspection of its work area and its employees' safety equipment, and for the continual instruction of its employees on health and safety, including weekly safety meetings.

2. Subcontractor is responsible for paying any fines or penalties assessed against the Contractor from OSHA or any governmental agency as a result of actions of the Subcontractor or its agents or Suppliers.

HAZARDOUS SUBSTANCES:

1. In the event that the Subcontractor encounters any hazardous substances on the Project, including but not limited to asbestos or PCBs, the Subcontractor shall notify the Contractor of the existence of such hazardous substance prior to harmful exposure of any employee or other person to such substance. Subcontractor shall also immediately stop work in the affected area until directed to proceed by the Contractor.

2. Current OSHA regulations require Material Safety Data Sheets (MSDS) or other hazard communication information to be accessible at the project site. The Subcontractor is responsible for providing to Contractor's project superintendent all MSDS and hazard communication sheets for hazardous material that the Subcontractor or its vendors bring onto the project site. Contractor will maintain the MSDS sheets from all the Subcontractors in the project trailer or office.

LABOR RELATIONS:

1. The Subcontractor shall use labor in the performance of this Subcontract that is acceptable to the Owner and the Contractor and of a standing or affiliation that will permit the work on the Project to be carried on harmoniously and without delay, and will in no case or under any circumstances cause any disturbance, interference or delay in the progress or completion of the Project. In the prosecution of the Work, the Subcontractor shall recognize and comply with all agreements of Contractor with local trade councils and/or separate unions concerning labor and working conditions applicable to this Work, insofar as these agreements do not conflict with or violate any local, state or federal laws or properly constituted orders or regulations pertaining to this Project.

2. The Subcontractor acknowledges and agrees that it shall have no right to additional compensation or a time extension for or on account of labor disputes which may be encountered in the performance of the Work and expressly waives it right to make claims for such disputes.

3. Subcontractor agrees that there shall be no interruption of Work (1) by Subcontractor as a result of any work stoppage by employees of the Subcontractor including, without limitation, a strike, sympathy strike, jurisdictional dispute or other work stoppage due to a labor dispute involving either the Subcontractor or any other employer providing services or material to the Project; or (2) by employees of other employers at the Project due to a labor dispute involving Subcontractor. Should such an interruption of Work occur, Contractor may, at its option without prejudice to any other remedies it may have, after twenty-four (24) hours written notice to Subcontractor, provide any such labor and deduct the cost thereof from any monies then due or thereafter to become due to Subcontractor or terminate this Subcontract.

4. Contractor may elect to establish separate gates at the job site for various subcontractors. Subcontractor shall be responsible to ensure that its employees and material suppliers utilize only that gate designated for Subcontractor's use.

ADEQUATE WORK FORCE:

1. Subcontractor shall at all times furnish sufficient numbers of skilled workers to assure proper performance of the Work and strict compliance with all performance schedules. Subcontractor shall, if requested by the Contractor, furnish adequate evidence to substantiate its ability to meet the performance schedules and planned progress of the Work. Moreover, the Subcontractor promises and agrees to work overtime and accelerate its performance, without cost to Contractor, in order to complete the Project on schedule in accordance with the required completion date.

ADEQUATE WORK FORCE, continued:

2. Subcontractor shall conform to the Contractor's hours of work. No premium time will be acknowledged or paid unless pursuant to a prior written authorization by the Contractor.

3. Upon request by the Contractor, Subcontractor shall promptly increase its work force, accelerate its performance, work overtime, and work Saturdays, Sundays and holidays all without additional compensation, if, as determined by the Contractor, such work is necessary because Subcontractor is responsible for delaying its portion of the Project schedule.

COORDINATION: Subcontractor shall fully cooperate and coordinate its work with that of the Contractor and any other contractor, subcontractor or material supplier for the Project. Subcontractor shall commence, continue and complete its Work so as to not delay completion of the Project or any portions thereof, including portions to be performed by others.

DEFAULT:

1. In addition to the reasons stated in Paragraph 16 of the Subcontract, Contractor may at its option, without prejudice to any other remedies it may have, terminate this Subcontract for default if Subcontractor: (a) fails to proceed with the work in the sequence directed by Contractor, (b) fails to prosecute the work diligently (including but not limited to failure to provide sufficient numbers of skilled workers or proper materials or failure to adhere to the applicable performance schedules), (c) causes delay or disruption of the work of other subontractors or suppliers on the Project, (d) fails to perform any of its obligations under this Subcontract, (e) fails to perform the Work in accordance with the General Contract, (f) fails to make prompt payment to its subcontractors or suppliers for labor or materials, (g) disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction, (h) is adjudged a bankrupt or makes a general assignment for the benefit of creditors, or a receiver is appointed on account of his insolvency, or (i) repeatedly performs the Work in a manner which is rejected by the Owner, Architect or governmental inspectors having jurisdiction over the project. In case of such termination, if the unpaid balance due the Subcontractor exceeds the costs due to the default, including without limitation the costs of finishing the Work, Contractor's 15% markup for managing completion of Subcontractor's Work and any costs due to the Owner resulting from the default, then such excess shall be paid to the Subcontractor. If such costs exceed the unpaid balance, the Subcontractor shall pay the difference to the Contractor. In the event that the General Contract is terminated, this Subcontract shall also terminate and the Subcontractor shall be compensated on the same basis that Contractor is compensated under the General Contract.

2. The Subcontractor accepts a position of trust toward Contractor and acknowledges that the Contractor will rely upon the Subcontractor for the proper performance of the Work and this Subcontract. Subcontractor shall be responsible for all costs or damages, including without limitation attorneys' fees, that Contractor incurs due to Subcontractor's default, which costs or damages may deducted from amounts due or to become due to the Subcontractor under this Subcontract or any other contract that Subcontractor may have with Contractor.

3. If Subcontractor is in default for being insolvent, not paying its suppliers or lower tier subcontractors under the Subcontract, or not being able to pay its debts when due, then Subcontractor shall be in default of its Subcontract and no further monies will be due under this Subcontract until Subcontractor has cured its default and paid all costs incurred by Contractor due to the default, including without limitation the costs of removing any liens against the Project caused by Subcontractor's inability to pay its debts, completing Subcontractor's Work, and any warranty obligations.

DEFAULT, continued:

4. Subcontractor acknowledges that Contractor may, at its option, and without prejudice to any other remedies it may have, provide written notice(s) of default to Subcontractor. If the Subcontractor fails within **4 hours** after receipt of the notice of default to commence and continue satisfactory correction of such default with diligence and promptness, then the Subcontractor shall be in default of this Subcontract and the Contractor upon an additional **4 hour** notice in writing to the Subcontractor. If Contractor elects to provide written notice(s) of default to Subcontractor, Subcontractor agrees and acknowledges that Contractor incurs significant administrative costs, project management costs, and actual costs to generate and administer such notices. Contractor shall be entitled to backcharge Subcontractor (and Subcontractor agrees to pay Contractor) the following costs for issuing the notice(s), in addition to charging for Contractor's additional administrative time in dealing with the default and any attorney's fees that may be incurred associated with the default:

Notice of Default Fee Schedule

Notice of Default Letter:	$300
Subsequent Notice(s) of Default:	$300/each
Final Notice of Default:	$300
Notice of Termination:	$1,000

Subcontractor agrees to accept these fees as an immediate change order credit that may be deducted from the next payment due to Subcontractor.

RESOLUTION OF AMBIGUITIES: Subcontractor hereby acknowledges that it has carefully reviewed and examined the General Contract and that any and all ambiguities and discrepancies about which Subcontractor knew or should have known have previously been clarified and/or corrected. In case Subcontractor discovers any latent ambiguity or discrepancy in this Subcontract or the General Contract during the course of the Work, Subcontractor shall promptly notify Contractor of the same in writing. Subcontractor shall, at its sole expense, make any change in its Work or the subsequent work of others necessitated by Subcontractor's failure to timely disclose in writing any ambiguity or discrepancy which Subcontractor discovered or should have discovered.

NOTICE PRIOR TO SUSPENSION OF WORK: Subcontractor shall give Contractor at least seven (7) days prior written notice before suspending work for any reason.

LICENSES: Subcontractor warrants that Subcontractor has all necessary licenses, permits and approvals to complete the Work and that all of sub-subcontractors will have all necessary licenses, permits and approvals to complete their Work.

PAYMENTS:

1. The Subcontractor shall as part of his obligation under this Subcontract fully and promptly pay all his laborers, suppliers and sub-subcontractors. The Subcontractor shall hold all monies received for the performance of this Subcontract in trust and shall use such money first for labor and material entering into the Work and shall not divert such money to satisfy obligations of the Subcontractor on other contracts or for other purposes. Any payments not so made by the Subcontractor when earned or due may be made by the Contractor and the amounts thereof deducted from any monies then or otherwise due the Subcontractor under this Subcontract or other contracts Subcontractor may have with Contractor. Subcontractor shall defend, indemnify and hold the Owner, the Contractor and the Contractor's surety harmless from and against any costs (including attorneys' fees), claims or damages suffered on account of Subcontractor's failure to comply with the provisions of this paragraph.

PAYMENTS, continued:

2. Irrespective of any term or inference to the contrary in the Subcontract, Contractor and Subcontractor expressly agree that the Owner's payment to Contractor on the Subcontractor's account is an absolute condition precedent to Contractor's obligation to pay Subcontractor any progress or final payment pursuant to the Subcontract, except to the extent Subcontractor establishes that the Owner's failure to make payment to Contractor was caused by the fault of the Contractor.

   a. Delete the following from the end of Paragraph C.1 of the Subcontract: ", but to pay Subcontractor within sixty (60) calendar days of submittal of certified monthly estimate to the Contractor, to the extent certified by the Architect for payment." Delete the second sentence of Paragraph D of the Subcontract. Add the following clause to the end of Paragraph B of the Subcontract, to the end of Paragraph C.1, C.2 and C.3 of the Subcontract, and to the end of the first sentence of Paragraph D of the Subcontract: "subject to the terms of Paragraph 2 of the "Payments" paragraph of Exhibit A of this Subcontract."

   b. Subcontractor expressly agrees that it retains the risk of the Owner's insolvency or inability to pay for Subcontractor's Work and such risk is not transferred to Contractor under the Subcontract.

3. The Subcontractor shall submit with its first invoice its sales tax identification number. Invoices will not be honored until the sales tax identification number has been received. If the Contractor is entitled to apply for progress payment from Owner, Subcontractor shall be entitled to apply for progress payments for the Work performed during the payment period established in the General Contract but not more frequently than monthly. Progress payments shall be made by Contractor seven (7) days after a corresponding payment has been received by Contractor from Owner. As a condition precedent to payment, Subcontractor shall submit its monthly progress estimate and invoice in triplicate in a form satisfactory to Contractor and that conforms to the requirements of the General Contract, at least five (5) business days before Contractor is required to submit its progress estimate to Owner or on or before the 25th day of each month, whichever is earlier, unless otherwise noted. As a further condition precedent to payment, Subcontractor shall submit with its progress estimate properly executed waivers of lien from Subcontractor and its Subcontractors and suppliers in sufficient form for the Owner and Owner's lender and title insurer, if any, to determine Subcontractor's right to payment in compliance with applicable mechanic's lien laws. Such waivers at Contractor's written request shall be on a current basis. If estimates for payment and invoices are not in the Contractor's office by the specified time, payment will be deferred until the following month's estimate.

4. Progress payments to Subcontractor for any payment period shall not exceed 90% of the value of Subcontractor's labor and materials which have been placed in position or suitably stored on the Project site and approved and paid by Owner for work completed to date. If notification of any claims have been made against the Subcontractor, Owner or Contractor arising out of labor or materials furnished to the Project by the Subcontractor or otherwise on account of any actions or failures to act by the Subcontractor in the performance of this Subcontract, the Contractor may at its discretion, withhold from such amounts otherwise due or to become due hereunder the amount adequate to cover said claims or any costs or expenses arising or to arise in connection therewith pending legal settlement thereof.

PAYMENTS, continued:

The Contractor may also withhold payment from the Subcontractor if (a) Subcontractor has failed to pay amounts to be paid by Subcontractor pursuant to this Subcontract; (b) Subcontractor is indebted to Contractor; (c) Subcontractor has not remedied any default by Subcontractor of this Subcontract; (d) Contractor has a reasonable basis to doubt the work can be completed for the Subcontract Price or within the scheduled time; (e) Contractor, Owner, or another subcontractor or supplier have been injured or damaged by Subcontractor's performance of the Work; or (f) any liens are filed by any Subcontractor or material supplier to Subcontractor in which case Contractor may withhold 150% of the amount of such lien. This right of the Contractor shall be in addition to any of other rights of the Contractor herein or by law provided.

5. Upon evidence that Subcontractor is not paying its debts when due on this Project, Contractor may in its sole discretion issue joint checks to Subcontractor and any lower tier subcontractor, supplier, union benefit administrator, or third-party creditor. Should Contractor issue a joint check, Subcontractor shall pay Contractor a joint check fee of $150 for each joint check payment made by Contractor. Subcontractor agrees and acknowledges that Contractor incurs significant administrative costs when joint checks are requested or required. Subcontractor agrees to accept this fee as an immediate change order credit that may be deducted from each joint check.

INSURANCE:

1. The Subcontractor shall purchase and maintain all required insurance until the completion of the Subcontract (which includes the one year warranty period after Substantial Completion of the Work) and shall be solely responsible for ensuring that its subcontractors purchase and maintain all required insurance until the completion of the Subcontract. The Subcontractor shall add Contractor as an additional Insured on Subcontractor's Commercial General Liability ("CGL") policy and shall cause its subcontractors to add Contractor as an additional insured on their liability policies. Subcontractor shall ensure that Contractor is an additional insured on Subcontractor's completed operations coverage in Subcontractor's CGL policy and said CGL policy shall not include any residential or habitational exclusions or endorsements excluding or limiting residential or habitational claims. See Paragraph 7.1 of the Subcontract for additional requirements of Subcontractor and its subcontractors regarding additional insureds and waivers of subrogations for the Work. The Subcontractor shall return to the Contractor, with the executed contract, three (3) copies of all required insurance certificates. No payments will be made to the Subcontractor until the required insurance certificates have been furnished to the Contractor.

2. Subcontractor shall before commencing the work obtain, maintain and pay for such Workers' Compensation insurance as may be required by the General Contract or by law; commercial general liability insurance; and comprehensive automobile liability insurance, protecting the Subcontractor against claims for bodily injury or death or damage to property occurring upon in or about the Project with limits in amounts of at least equal to those specified on Exhibit C attached hereto and incorporated herein.

3. All insurance required to be furnished by Subcontractor shall be maintained with insurance companies approved by Contractor and licensed in the State that the Work is located. All insurance companies shall be rated A-VII or better by Best's Key Rating Guide. Except as specifically provided in the General Contract all insurance shall be written on an occurrence basis. Certificates of insurance for all coverage to be maintained by Subcontractor shall be delivered to Contractor at least five (5) days prior to scheduled commencement of the Work.

INSURANCE, continued:

Upon request by the Contractor, Subcontractor shall submit copies of the insurance policies to the Contractor. Failure of Subcontractor to furnish evidence of insurance or failure of Contractor to require proof of insurance or to object to any submission by the Subcontractor respecting insurance shall not constitute a waiver of the requirement that Subcontractor maintain the required insurance. The following requirements shall be endorsed onto the policies reflecting the insurance required by this Subcontract: (a) 30 days prior written notice shall be given to Contractor in event of cancellation, material change or nonrenewal of the insurance required by this Subcontract; (b) the Subcontractor's CGL policy shall be primary insurance over any other valid or collectible insurance that the additional insureds may have with respect to loss under the policy and other insurance of additional insureds applicable to the loss shall be excess over the Subcontractor's policies and the amount of the Subcontractor's insurance companies' liability shall not be reduced by the existence of any other insurance; (c) the maximum deductible amount on any policy provided by Subcontractor shall be $10,000. Subcontractor is responsible for the deductible portion of all losses Subcontractor may incur under the terms of the Contractor's or Owner's builder's risk insurance.

WAIVER:

Contractor, Subcontractor, Subcontractor's subcontractors and suppliers, and all their property insurers waive all rights against each other and against the officers, employees, representatives, agents, and surety companies of each, as well as against the Owner, the Architect/Engineer, other contractors, subcontractors, and suppliers, and all of their officers, employees, representatives, agents, and surety companies for any loss or damage to the extent covered and paid by Builder's Risk or any other property or equipment insurance applicable to the Project, except such rights as they may have to the proceeds of such insurance.

CLAIMS AND DISPUTES:

1. The Subcontractor shall make any claims for changes in work, extensions of time or for damages for delays, or otherwise, to the Contractor in the same manner as prescribed in the General Contract for like claims which the Contractor may have against the Owner, and in such time as stated in the Subcontract to enable the Contractor to present such claims to the Owner for payment or recognition. The Contractor shall not be liable to the Subcontractor on any claim not timely or properly presented, or until allowed and paid by the Owner.

2. The Subcontractor shall only be entitled to an extension of time for performing and completing the Work upon the same terms and conditions an extension of time is allowed to the Contractor by the Owner under the General Contract.

3. To the extent permitted by law, the Contractor shall not be liable to the Subcontractor for delays to the Subcontractor's work, whether such delay be caused by fire or other casualty, pre-existing conditions, strikes, other combined action of the workers or others, any acts of God, the Subcontractor or those under its control, or any other causes beyond the Contractor's control to the extent provided, however, notwithstanding anything else contained herein, the Contractor will be liable to the Subcontractor for damages the Subcontractor incurs as a result of any acts, or failures to act, by the Owner which delays, changes, or suspends the Subcontractor's Work, but only to the extent the Owner is liable for such damages and actually pays the Contractor for such damages; it being expressly understood that the only obligation the Contractor has to the Subcontractor under this provision is to pass on to the Owner any claim the Subcontractor has for damages for delays, changes or suspensions of work caused by the Owner and to pay to the

CLAIMS AND DISPUTES, continued:

Subcontractor any proportionate amounts which the Owner pays to the Contractor as a result of such claim.

4. If requested by the Subcontractor, the Contractor will bring a claim against the Owner on the Subcontractor's behalf; the Subcontractor shall, however, be responsible for actually prosecuting the claim and for paying all the costs of prosecution, including attorney's fees, costs and other expenses incurred by Contractor and defend, indemnify, and hold harmless Contractor from any counterclaims asserted by Owner due to or arising out of Subcontractor's claim. The Contractor will not settle the Subcontractor's claim against the Owner unless the Subcontractor consents to the settlement, which consent shall not be unreasonably withheld.

5. In case of any dispute between the Subcontractor and the Contractor, the Subcontractor shall be bound to the Contractor to the same extent that the Contractor is bound to the Owner by the terms of the General Contract and by any and all decisions or determinations made thereunder by the party or board so authorized in the General Contract. If such a dispute is prosecuted or defended by the Contractor against the Owner, the Subcontractor shall furnish all documents, statements, witnesses and other information, required by the Contractor for such purpose and pay or reimburse the Contractor for all expenses and costs, if any, incurred in connection therewith.

6. No dispute whatsoever shall interfere with the progress of the Work, and the Subcontractor shall proceed with the Work as directed by Contractor, despite disputes he may have against the Contractor, the Owner, or other parties.

BONDS:

If, pursuant to paragraph 14 of the Subcontract, Subcontractor is required to furnish a surety bond, then separate payment and performance bonds shall be provided naming the Contractor as the obligee and having separate penal sums equal to the Subcontract Price.

INDEMNIFICATION: For the purposes of this Paragraph, "Claims" mean, without limitation, all claims, damages, losses and expenses, attorneys' fees, investigative and discovery costs, claims for unpaid withholding taxes, union benefit claims, Labor Department claims, Davis-Bacon claims and state and federal subcontractor employee worker's compensation claims, arising out of or relating to Subcontractor's performance of the Work under this Subcontract. To the fullest extent permitted by law, the Subcontractor shall defend, indemnify, and hold harmless the Contractor, the Owner, the Architect/Engineer, the agents and employees of each of them, and any other person or entity designated as an indemnified party in the Contract Documents (collectively the "Indemnified Parties") from and against:

1. all Claims to the same extent as Contractor must defend, indemnify and hold harmless the Owner and other Indemnified Parties pursuant to the Contract Documents;

2. all Claims arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Subcontractor, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder; and

INDEMNIFICATION, continued:

3. all Claims arising out of or resulting from Subcontractor's Work, regardless of whether the Claims are caused by the acts, error, omissions, negligence of the Subcontractor or its sub-subcontractors or suppliers of any tier or anyone directly or indirectly employed by them or anyone for whose acts they may be liable regardless of whether the Claims are caused in whole or in part by one of the Indemnified Parties.

The foregoing indemnity obligation will not modify or affect any other right or obligation of indemnity which would otherwise exist as to any party or person described in this Paragraph. The obligations of the Subcontractor under this Paragraph shall apply to those Claims for which Subcontractor is or is claimed to be liable, shall survive the expiration or termination of the Contract and shall extend to Claims asserted or arising during and after completion of the Work. The Subcontractor further shall, as an independent obligation, procure and maintain such general liability insurance coverage as will insure the provisions of this Paragraph. In claims against any person or entity indemnified under this Paragraph by an employee of the Subcontractor, a subcontractor or supplier of any tier, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Paragraph shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

WARRANTY: The Subcontractor warrants that all materials and equipment furnished under this Subcontract will be of good quality and will be new unless otherwise specified, and that all Work will be of good quality, free from faults and defects and in conformance with the General Contract. All Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective and replaced by Subcontractor. If required by the Contractor, the Subcontractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment incorporated in the Work. This warranty is not limited by any other provision of the Contract Documents.

ASSIGNMENT: Subcontractor hereby acknowledges that Contractor may have contingently assigned this Subcontract to the Owner pursuant to the terms of the General Contract and Subcontractor hereby consents to such assignment and recognizes the rights of the Owner to exercise such assignment upon termination of the General Contract by Owner.

DAMAGE:

1. Should the Subcontractor cause damage to the Work or property of the Contractor, or to other work on the Project, the Subcontractor shall promptly remedy such damage.

2. Should the Subcontractor cause damage to the Work or property of any separate contractor, the Subcontractor shall promptly attempt to settle or resolve the dispute with such separate contractor. If such separate contractor sues or initiates an arbitration proceeding against the Contractor on account of any damage alleged to have been caused by the Subcontractor, the Contractor shall notify the Subcontractor who shall defend such proceedings at the Subcontractor's expense, and if any judgment or award against the Contractor arises therefrom, the Subcontractor shall pay or satisfy it and shall reimburse the Contractor for all attorney's fees and court or arbitration costs which the Contractor has incurred.

CHANGES IN WORK: With regard to Paragraph 13.1 of the Subcontract, the Contractor also reserves the right to add to or deduct work from this Subcontract in writing solely at the discretion of the Contractor.

Please Initial Here

EXHIBIT B
MORCON CONSTRUCTION, INC.
SUBCONTRACTOR'S SAFETY GUIDE BOOK

Morcon Construction does not consider this guidebook to be an all-inclusive safety manual for the Subcontractor. This guidebook is only to be considered as a guide to some of the safe work practices expected of our Subcontractors. It does not cover all specific regulations that govern Subcontractors in their scope of work.

By signing Morcon's Subcontract, the Subcontractor acknowledges that he/she will follow all OSHA/MNOSHA regulations. Further, in regards to safety management, the Subcontractor agrees to take direction from and at the discretion of Morcon's project manager, job site superintendent or safety coordinator. Procedures of enforcement are set forth at the end of this rider document.

INTRODUCTION

MORCON CONSTRUCTION is committed to providing a work environment, which promotes the health, safety and well being of employees of our company and those of our **Subcontractors**. To this end, sound safety practices are the responsibility of every site worker working on this project.

MORCON CONSTRUCTION does not permit nor tolerate unsafe working conditions or practices that might compromise the safety of employees, visitors or property. For this reason, safety inspections are routinely performed to ensure continual compliance with the standards set forth in this guidebook.

It is the responsibility of **Subcontractors** and their employees to read this guide.

RULES OF CONDUCT

- Never bring alcoholic beverages, illegal drugs, explosives, guns, knives, ammunition or other weapons to the project site. Persons found in violation of this rule, will be reported to the appropriate authorities, removed from the project site, and will not be allowed back on the project site. Persons suspected of being under the influence of drugs or alcohol will be escorted from the project site. In addition, persons found in violation of this rule will be reported to their employer.
- Comply with posted notices.
- Always wear Personal Protective Equipment such as hard hats, safety glasses/goggles, gloves, respirators and hearing protection as required by the job you are performing. **Morcon employees are required to wear safety glasses and a hard hat at all times. They are also required to carry hearing protection on their person at all times.**
- Never work alone in a hazardous area. Always employ the buddy system.
- On Morcon projects, persons other than supervisory personnel are prohibited from using cell phones except during scheduled breaks. Keep cell phones in your lunch box or vehicle, not on your person.

COMPLIANCE

- It is the responsibility of **Subcontractors** to have in place, prior to beginning work on this project; OSHA-required and other regulatory agency required written programs as dictated by the work they are to perform on this project. Copies of said programs shall be forwarded to Morcon's Safety Coordinator upon request.
- It is the responsibility of **Subcontractors** to ensure that their site workers and or tier contractors comply with policies and procedures outlined in their written programs.

HOUSEKEEPING

- It is the responsibility of **Subcontractors** to ensure that all aisles and work areas under their supervision are kept clear of obstructions.
- It is the responsibility of **Subcontractors** to keep all emergency equipment readily available for their use

FIRE SAFETY

- It is the responsibility of **Subcontractors** to ensure that all their emergency equipment is inspected on a monthly basis.
- It is the responsibility of **Subcontractors** to ensure that their site workers have been trained in the selection, use and inspection of fire extinguishers including fire classifications.
- It is the responsibility of **Subcontractors** to ensure their site workers have been trained in project site evacuation and re-assembly procedures.
- It is the responsibility of **Subcontractors** to ensure that their fire extinguishers are kept charged and are inspected on a monthly basis by on-site personnel and annually by an outside source.
- It is the responsibility of **Subcontractors** to ensure that all flammable liquids under their control are stored in a fireproof cabinet.

HAZARD COMMUNICATION

- It is the responsibility of **Subcontractors** to ensure that a list of all their chemicals brought on site have been identified and listed on the "Project Chemical Inventory Log" located with the job site superintendent.
- It is the responsibility of **Subcontractors** to ensure that their site workers maintain a list of all approved chemicals in their toolboxes.
- It is the responsibility of **Subcontractors** to ensure that they maintain an MSDS binder with copies of all of their MSDS's.
- It is the responsibility of **Subcontractors** to ensure that all secondary containers under their control are properly labeled.

EXHIBIT B
MORCON CONSTRUCTION, INC.
SUBCONTRACTOR'S SAFETY GUIDE BOOK

WARNING SIGNS

- Warning signs are utilized for the protection of all personnel.

PROTECTIVE CLOTHING AND EQUIPMENT

- It is the responsibility of **Subcontractors** to provide their employees with Personal Protective Clothing and Equipment as dictated by the job to be performed. Employees are required to wear personal protective equipment and clothing required by the job to be performed.

EYE PROTECTION

- It is the responsibility of **Subcontractors** to provide their employees with eye protection when their respective job dictates the need. All eye protection will comply with ANSI Z87.1-1989.
- **Morcon employees are required to wear eye protection at all times.** Following are some operations that require the use of eye protection:
- Work requiring drilling, chipping, grinding, or using a wire brush
- Work requiring the handling of chemicals or chemically contaminated materials (face shield and goggles needed)
- Work requiring the breaking of brick or concrete
- Work requiring hammering chisels or drift pins, or similar types of operations
- Work requiring welding or burning
- Work requiring the operation of portable power tools
- Work requiring soldering
- Any other operations creating a potential eye hazard.

HEARING PROTECTION

- Hearing protection is required in all posted areas and whenever noise levels exceed 85 decibels. It is the responsibility of **Subcontractors** to provide their employees with hearing protection as required. **Morcon employees are required to have some type of hearing protection on their person at all times.**

SAFETY SHOES

- It is the responsibility of **Subcontractors** to ensure that sturdy shoes are worn by all of their project personnel. Whenever there is the potential for injury to toes, safety shoes with toe protection are required.

CHEMICAL PROTECTIVE, CHEMICAL-RESISTANT SUITS AND RUBBER BOOTS

- It is the responsibility of **Subcontractors** to provide employees with the necessary protective suits, gloves and boots whenever their job requires the handling of chemicals or hazardous materials.

FALLING OBJECT PROTECTION & OVERHEAD WORK

- It is the responsibility of **Subcontractors** to provide and make sure that their employees incorporate the use of hard hats **AT ALL TIMES** on our projects.
- The **Subcontractor** will insure that the proper falling object protection be incorporated so that the risk of injury by falling objects is kept to a minimum.

LADDERS

- Prior to using ladders, it is the responsibility of **the Subcontractors** to inspect them for defects such as broken or loose steps or rungs, cracks or weak side rails, frayed rope on extension ladders, and damaged feet on extension ladders.
- Prior to using an extension ladders, it is the responsibility of the **Subcontractors** to secure them from slipping, shifting or other potential hazards.
- Prior to using stepladders, it is the responsibility of the **Subcontractors** to protect them from slipping, shifting or other potential hazards.
- **Subcontractors** are prohibited by OSHA/MNOSHA from separating extension ladders.
- It is the responsibility of the **Subcontractors** to extend and secure ladders a minimum of 36 inches (3 rungs) above the level to be reached. If this cannot be accomplished, **Subcontractors** shall ensure that a grab rail is accessible. ***Note: This line item only applies when the ladder is used to access another level.***
- **Subcontractors** are prohibited by OSHA/MNOSHA from using stepladders as straight ladders.
- It is the responsibility of the **Subcontractors** to secure unopened ladders, left leaning against a wall, to keep from falling.
- It is the responsibility of the **Subcontractors** to ensure that all materials are hoisted or lowered in a safe manner to prevent dropping.
- It is the responsibility of the **Subcontractors** to instruct their site workers in all safe work practices governing the use of stepladders.

FLOOR OPENINGS AND STAIRS

- All floor openings will be guarded with appropriate barriers.
- All temporary hatchways and floor openings will be guarded by a cover capable of supporting at least 4 times the intended load, or a removable standard railing with toe board on no more than two sides.
- All stairs with four or more risers will be equipped with handrails approximately 34 inches from the tread.
- All stairs intended for two-way passage be a minimum of 44 inches wide with maximum 12 feet height between landings.

EXHIBIT B
MORCON CONSTRUCTION, INC.
SUBCONTRACTOR'S SAFETY GUIDE BOOK

SCAFFOLDS

- It is the responsibility of the **Subcontractors** to inspect upright scaffolds to ensure they are plumb, secure, with base plate sitting on firm footing. (Mud sill when necessary)
- It is the responsibility of the **Subcontractors** to secure stationary upright scaffolds to a building or other structure.
- It is the responsibility of the **Subcontractors** to ensure that portable maintenance staging is outfitted with outriggers.
- It is the responsibility of the **Subcontractors** to ensure that scaffold planks or platforms be designed to hold a minimum of four times the weight they are intended to hold.
- It is the responsibility of the **Subcontractors** to ensure platform planks be overlapped by a minimum of twelve inches or secured.
- It is the responsibility of the **Subcontractors** to always provide appropriate access to work platforms.
- It is the responsibility of the **Subcontractors** to ensure that scaffolds less than 45 inches wide and more than 4 feet above the ground be equipped with guardrails.
- It is the responsibility of the **Subcontractors** to provide safety harnesses for all work performed on swinging scaffolds.
- It is the responsibility of the **Subcontractors** to ensure that all swinging scaffolds are anchored and suspension ropes be designed to hold a minimum of 6 times the weight intended to hold.
- It is the responsibility of the **Subcontractors** to provide guardrails, intermediate rails and toe boards on all open sides of scaffolds ten feet above ground level.
- It is the responsibility of the **Subcontractors** to ensure that strong, secure locations are selected as anchors for suspension ropes and lifelines.
- It is the responsibility of the **Subcontractors** to provide safety harnesses whenever employees are suspended from lifelines that are anchored independently.

COMPRESSED AIR, COMPRESSED NITROGEN, OR OTHER GASES

- Eye protection is required for all work performed using compressed gases. It is the responsibility of **Subcontractors** to provide their employees with eye protection.
- Always direct air stream away from face or other individuals.
- Always ensure that pressure relief valves on air gun nozzles are never blocked.

COMPRESSED GAS CYLINDERS

- Employees of **Subcontractors** are required to immediately report cylinder leaks, to their **Manager/Supervisor/Foreman**, and are prohibited from moving leaking cylinders.
- It is the responsibility of the **Subcontractors** to ensure that any of their compressed gas cylinders are **always** maintained in an upright position and secured by strap, chain bar or other rigid retaining device.
- All compressed gas cylinders should be kept free from rust and leaks.
- Cylinders are outfitted with regulators to reduce compressed gases to safe operating levels. It is the responsibility of the **Subcontractors** to ensure that regulators are marked for only one type of gas cylinder and will be used for that purpose only.
- All compressed gas cylinders are to be permanently labeled in accordance with American National Standards Institute (ANSI) to identify the type of gas in the cylinder.
- Grease or oil is never used to lubricate the valve or joints of compressed gas cylinders. Oxygen and oil react violently. Using grease to lubricate an oxygen valve will result in an explosion.
- Oxygen and acetylene cylinders are to be stored a minimum of 20 feet apart in an upright position only. Except in the case where they are strapped into a cart that has been specifically designed for such use.
- It is the responsibility of the **Subcontractors** to ensure that cylinder valves are closed tightly when not in use as well as at the end of each workday, and that protective caps are placed on cylinders when not in use.
- It is the responsibility of the **Subcontractors** to ensure that their cylinders are not subjected to dropping, bumping or to atmospheres or cylinder temperatures exceeding 130 degrees.

HAND AND POWER TOOLS

- It is the responsibility of the **Subcontractors** to ensure that hand and power tools are inspected prior to use to ensure all guards are in place and that the equipment is in safe operating condition.
- It is the responsibility of the **Subcontractors** to ensure that their employees have received proper training for safe operation. Certification of training shall be provided to **MORCON CONSTRUCTION** upon request.
- It is the responsibility of the **Subcontractors** to ensure that tools are not over strained to accomplish work they are not intended for.
- It is the responsibility of the **Subcontractors** to ensure that only non-sparking tools be used in areas where flammables are handled or where sparks could create an explosion.
- It is the responsibility of the **Subcontractors** to ensure that pneumatic or air-powered tools are handled with care and that air hoses are turned off when not in use.
- When operating a jackhammer, safety glasses, hearing protection and metal toe guards are required. It is the responsibility of **Subcontractors** to provide their employees with protective equipment.

- It is the responsibility of the **Subcontractors** to ensure that all pneumatic impact (percussion) tools be outfitted with safety clips or retainers to prevent attachments from being ejected.

GRINDING

- It is the responsibility of the **Subcontractors** to provide their employees with goggles or safety glasses prior to their performing grinding, buffing or working with wire brushes.
- It is the responsibility of the **Subcontractors** to provide their employees with face shields whenever the potential for flying objects presents itself.
- It is the responsibility of the **Subcontractors** to ensure that their grinding wheels or buffers be equipped with safety guards prior to operation.

SMOKING AND USING OPEN FLAMES

- It is the responsibility of the **Subcontractors** to ensure that smoking policies are adhered to and that employees never smoke or use open flames in areas where flammable liquids, gases or highly combustible materials are stored, handled, or processed. See the **Morcon** job site superintendent for site-specific smoking rules.

GAS HEATERS, BURNING, WELDING, CUTTING OR GRINDING

- It is the responsibility of **Subcontractors** to provide their employees with adequate training prior to their using open-flame or spark-producing equipment for the purpose of burning, soldering, cutting, grinding or prior to operating gas heaters or salamanders. CO monitoring will be done at the start of each shift. Certification of training shall be provided to **MORCON CONSTRUCTION** upon request.
- Whenever burning, welding, cutting or grinding operations are performed in and around combustible materials, it is the responsibility of the **Subcontractors** to first ensure that a fire watch be assigned and maintained during and for a period of one-half hour after completion of the job.
- It is the responsibility of the **Subcontractors** to ensure that a fire watch is provided on both sides of the roof or wall prior to cutting through or welding to an existing roof or wall.
- It is the responsibility of the **Subcontractors** to provide welding shields or screens whenever employees or site workers may be exposed to flash or burns, and they shall ensure that their employees utilize all protective equipment.
- It is the responsibility of **Subcontractors** to provide their employees with fire extinguisher training including the proper selection and use of fire extinguishers prior to engaging in any operation utilizing equipment that produces open flames or sparks. Certification of training shall be provided to **MORCON CONSTRUCTION, INC.**, upon request.

CRANES

- It is the responsibility of the **Subcontractors** to ensure that proper clearance from overhead electrical power lines is maintained prior to operating cranes, derricks, power shovels or similar equipment.
- It is the responsibility of all **Subcontractors** engaged in crane operations to ensure that all cranes are certified annually. Copies of certification shall be forwarded to **MORCON CONSTRUCTION** upon request.

EXCAVATIONS AND TRENCHING

- Prior to the start of any excavation, **Subcontractors** are responsible for identifying the location of all underground utilities by calling **Gopher One,** the utility companies or other appropriate agency.
- It is the required to brace or slope holes, when 5 feet deep or more, to prevent cave-ins.
- It is the responsibility of the **Subcontractors** to use additional bracing whenever excavations are subject to vibration from vehicles or machinery.
- Whenever working in trenches more than 4 feet deep, it is required to provide for exiting via ladders or steps. OSHA/MNOSHA requires no more than 25' of travel to any means of egress.
- It is the responsibility of the **Subcontractors** to barricade and restrict access to their excavations.
- Whenever walkways are installed over open trenches, the walkways will be strong enough to handle pedestrian traffic, be a minimum of 18"wide, and equipped with guardrails on both sides.

SAFETY HARNESSES

- OSHA and ANSI standards are being revised and may change in the near future.
- It is the responsibility of the **Subcontractors** to ensure that their employees performing confined space entry are provided with and required to wear safety harnesses with O rings.
- It is the responsibility of the **Subcontractors** to provide safety harnesses with a minimum of 1/2 inch diameter nylon lanyard. Safety harnesses must have a suitable means for adjustment and a minimum breaking strength of 5,400 pounds.
- It is the responsibility of the **Subcontractors** that safety harnesses be inspected for damage or worn parts **prior** to each use.
- It is the responsibility of the **Subcontractors** to provide lifelines for all work performed on roofs within 10 feet of an unprotected edge and shall ensure that an attendant be present under these circumstances.

CONFINED SPACES

- Prior to allowing entry into a confined space, **Subcontractors** must first ensure the atmosphere is safe for entry. See job site superintendent at **least 24 hours** in advance of work so arrangements can be made.

EXHIBIT B
MORCON CONSTRUCTION, INC.
SUBCONTRACTOR'S SAFETY GUIDE BOOK

- **Subcontractors** shall ensure that their site workers have been trained to perform the confined space entry operations dictated by your scope of work.
- Whenever required in their scope of work, **Subcontractors** must provide for atmospheric testing.
- Always use the entry-attendant system when entering confined spaces. **Subcontractors** must ensure that their entry attendant never enters a confined space.
- It is the responsibility of the **Subcontractors** to ensure that the entry attendant outside the confined space is responsible for maintaining constant verbal communication with his/her co-worker inside the confined space.
- It is the responsibility of the **Subcontractors** to provide a two-way communication device.
- It is the responsibility of the **Subcontractors** to ensure that confined spaces have positive ventilation prior to entry.

PERFORMING ELECTRICAL WORK

- In all cases, no electrical work shall be performed by other than a qualified and licensed electrician.
- **Subcontractors** shall ensure that, prior to working on any electrical system, the system is totally de-energized, properly grounded out and tested dead.
- **Subcontractors** shall ensure that **"do not operate"** tags are placed on all electrical switches or circuit breakers used to de-energize a system.
- It is the responsibility of the **Subcontractors** to make available lockout devices for placement on energy isolating devices to hold them in a safe position.
- It is the responsibility of the **Subcontractors** to ensure that unauthorized employees never remove covers or panels from any compartment in which there are exposed energized connections.
- It is the responsibility of the **Subcontractors** to ensure that, prior to working on any system, power is turned off.
- It is the responsibility of the **Subcontractors** to ensure that only qualified authorized personnel be allowed in the work area.
- It is the responsibility of the **Subcontractors** to ensure that only proper tools that are in good repair are used.
- When working in high-voltage rooms, aisles with switches and controls are to be kept free from tools and equipment at all times.
- It is the responsibility of the **Subcontractors** to provide their employees with proper protective equipment and clothing and ensure its use.

SALAMANDERS

- **Subcontractors** shall ensure that salamanders be positioned away from all combustible materials.
- **Subcontractors** shall ensure that salamanders are equipped with overheating and tip-over protection devices.

COMBUSTIBLE TRASH

- **Subcontractors** are required to remove all combustible trash from work areas and store it a safe distance from all buildings at the end of each workday.

EMERGENCY EQUIPMENT

- It is the responsibility of the **Subcontractors** to label all emergency equipment and store it in a readily accessible location.

CHEMICALS AND PAINTS

- It is the responsibility of the **Subcontractor** to ensure that all chemicals brought on site be listed on the Project Chemical Inventory List located on the wall of the project office.
- It is the responsibility of the **Subcontractors** to ensure that all containers are properly labeled with the original manufacturer's label or appropriate secondary label calling out its hazard rating and includes the chemical name and its hazards.
- It is the responsibility of the **Subcontractors** to ensure that their employees take all precautions when handling chemicals and that they review the MSDS prior to handling chemicals.
- It is the responsibility of the **Subcontractors** to ensure that all chemical waste or empty chemical containers are disposed of in accordance with the appropriate standards.
- Contractor/Subcontractor employees must report all chemical spills immediately to their **Manager/Supervisor/Foreman**. Contractor/Subcontractor **Manager/Supervisor/Foreman** must report all chemical spills to MORCON CONSTRUCTION as soon as possible.
- All flammable liquids shall be stored in safety cabinets that are specifically designed to handle flammable liquids.

TRANSPORTING MATERIAL AND EQUIPMENT

- MORCON CONSTRUCTION recommends that when carrying pipe or conduit in excess of ten feet in length, the services of at least two men is employed.
- Please ensure that carts, tools, equipment or materials are never left unattended in aisles unless providing for a barricade.

MOTOR VEHICLE REQUIREMENTS

- Only park vehicles in designated parking areas.
- Please ensure that vehicles do not block exits, fire hydrants, walkways or emergency equipment.
- Please ensure that speed limits are obeyed at all times.
- **Subcontractors** are required to enforce the wearing of safety belts by employees whenever operating a company vehicle on the project premises.
- **Subcontractors** shall ensure that all vehicles used on the project are equipped with emergency equipment.

EXHIBIT B
MORCON CONSTRUCTION, INC.
SUBCONTRACTOR'S SAFETY GUIDE BOOK

ENFORCEMENT & PENALTIES SCHEDULE

This fine schedule and penalty action will be followed to assure compliance with Morcon, OSHA/MNOSHA safety rules and regulations. When a site worker/Subcontractor is temporarily removed from the project, that site worker/Subcontractor will not be allowed back on site until such time as can be demonstrated that they have had *initial safety training and or appropriate refresher course* pertaining to the offenders unsafe act. Fines will be assessed to the offending site workers employer and will show up on a change order as a deduction. When the penalty action results in work stoppage, work delay, or action requiring additional Morcon labor, the offending subcontractor will be held responsible for all back charges, overtime, loss of production, and or liquidated damages which are incurred as a direct result of the penalty action.

VIOLATION	FINE TO SUBCONTRACTOR	OFFENDER
1. Not wearing appropriate Personal Protective Gear Hard Hat, Safety glasses or goggles, Hearing protection. Fall Arrest system.	1st offense N/A	Written Warning to Employer
	2nd offense $100.00	Written Warning to Employer
	3rd offense $200.00	Removal from Site *Additional training required to regain site access.*
2. Refusal to follow safety direction From Morcon Site Superintendent, Morcon Project Manager, or Morcon Safety Officer.	1st offense N/A	Permanent removal from Site *Offender will not be allowed back on site.*
3. Blatant disregard for the safety of self or others.	1st offense N/A	Permanent removal from Site *Offender will not be allowed back back on site.*
4. Creation of an unguarded hazard or unsafe condition.	1st offense $500.00 + related damages and charges.	Written Warning to Employer
	2nd offense $1000.00 + related damages and charges.	Site Worker & Subcontractor removed from Site *Additional training required to regain site access.*
	3rd offense $1000.00 + related damages and charges	Site Worker & Subcontractor removed from Site *Subcontractor allowed back on site at discretion of Morcon Project Manager and Morcon Safety Officer.*

Please Initial Here

EXHIBIT C

Children's Learning Adventure #TX237
Pearland, TX; Morcon Project #ST-11-301

In compliance to Article 19 of the Contract between Children's Learning Adventure, Inc. (Owner) and Morcon Construction Co., Inc (Contractor), Morcon Construction Co., Inc. will implement a verification program that shall ensure all employees of the Contractor and it's Subcontractors and Sub-subcontractors working on the Project are in compliance with Immigration Laws. As part of this program the Contractor will be collecting a verified I-9 form from the Subcontractor for each employee working on the project.

By signing this Rider the Subcontractor certifies that they will verify the employment eligibility, and identity of their employees, who will be performing work on the Project, pursuant to Form I-9 requirements, and have correctly completed the relevant sections of the Form I-9. The Subcontractor will provide a copy of the verified I-9 to Morcon Construction, Inc, prior to the employee arriving onsite and instruct all employees to report to the jobsite trailer before they commence with any work on the Project.

Dated: July 25/11

By: ______________________

____
Title

BBSI
Name of Contractor

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